EXHIBIT 10.8

VISTEON EXECUTIVE SEVERANCE PLAN
(as amended and restated effective January 1, 2021)
ARTICLE I. PURPOSE
Section 1.01. Purpose Statement.
Visteon Corporation (the “Company”) has established and maintains the Visteon Executive Severance Plan (the “Plan”) to provide severance benefits to eligible Executives of the Company and its United States subsidiaries and affiliates whose employment with the Company or a United States subsidiary or affiliate of the Company is involuntarily terminated under certain circumstances.
The Plan is an expression of the Company’s present policy with respect to severance benefits for Executives who meet the eligibility requirements set forth herein; it is not a part of any contract of employment. The Plan is intended to comply with ERISA and all other relevant laws. The Plan was originally effective as of October 5, 2010 and was amended and restated effective as June 7, 2017, and again as set forth herein, effective as of January 1, 2021.
This amended and restated version of the Plan supersedes and replaces any prior plans, summary plan descriptions, summaries, policies, publications, practices, memos or notices regarding the Plan and any other severance, termination, or separation benefits (whether oral or written, or formal or informal) for eligible Executives of the Company and its subsidiaries and affiliates who are subject to the terms of the Plan.
ARTICLE II. DEFINITIONS
Section 2.01. Definitions.
The following words and phrases, when used in this document, shall have the following meanings, unless the context clearly indicates otherwise:
(a)    “Acknowledgement” means a document, in such form as the Plan Administrator may prescribe and that an Executive executes, that contains both (i) an acknowledgment by an Executive that the Executive’s receipt of benefits under Article IV hereof is contingent upon the Executive’s agreement to be bound by the provisions of Article IX hereof and (ii) the Executive’s agreement to be so bound.
(b)    “Base Salary” means Executive’s annual base rate of pay in effect at his or her Termination Date, excluding bonuses, one-time payments, incentives, and other remuneration and awards that are not regularly paid throughout the year. The Plan Administrator’s determination of the Executive’s Base Salary shall be final and conclusive.
(c)    “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Plan Administrator, which demand specifically identifies the manner in which the Plan Administrator believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.
(d)    “Company” means Visteon Corporation, or any successor thereto.

(e)    “ERISA” means the Employee Retirement Income Security Act of 1974, and the rulings and regulations promulgated thereunder, all as amended and in effect from time to time.
    (f)    “Executive” means an employee of the Company or a United States subsidiary or affiliate of the Company at or above Level 18, who directly reports to the CEO of the Company other than those Executives who may report to the CEO of the Company on a temporary basis for a period of less than one year. The Plan Administrator’s determination of the Executive’s reporting relationship shall be final and conclusive.
(g)    “Officer” means an Executive who is both: (i) at or above Level 19; and (ii) elected an officer of the Company by the Board of Directors of the Company.
(h)    “Plan Administrator” means the Organization and Compensation Committee of the Board of Directors of the Company.
(i)    “Release” means a release and waiver of claims (including, if applicable, claims under the Age Discrimination in Employment Act of 1967, as amended) that is in such form as the Plan Administrator may prescribe, that is acceptable to the Company and that an Executive executes for the benefit of the Company and its respective subsidiaries and affiliates, and their respective officers, directors, employees, agents, predecessors, successors and assigns. The Release will include such terms as the Company deems appropriate, including, provisions under which the Executive releases any and all liability, including, without limitation, claims arising out of the employment relationship and the termination of that relationship, and agrees to comply with certain other conditions, which may include, without limitation, maintaining confidentiality of proprietary information, the return of all Company property, non-competition, non-solicitation, non-disparagement obligations and any other covenants as the Company, in its sole discretion, deems appropriate, and the Executive may be required to agree to such additional terms and conditions related to the termination of the applicable employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits hereunder.
(j)    “Termination Date” is the date on which an Executive’s employment with the Company and its subsidiaries and affiliates terminates.
ARTICLE III. AWARD OF SEVERANCE BENEFITS
Section 3.01. Award of Severance Pay.
Except as provided in Section 3.02 below, an Executive is eligible for a Basic Severance Benefit under Section 4.01, and may qualify for an Enhanced Severance Benefit under Section 4.02, if the Executive’s employment with the Company or a subsidiary or affiliate of the Company was involuntarily terminated by the Company or by a subsidiary or affiliate of the Company. The Plan Administrator shall have final and exclusive discretion to determine whether an Executive’s termination of employment is involuntary.

Section 3.02. Exclusions.
An Executive shall not be eligible for severance benefits under the Plan in any of the following situations:
(a)    The Executive voluntarily retires or resigns from employment or in the event of the Executive’s death;
(b)     The Executive’s position is eliminated and the Executive is offered another position which the Executive declines (unless the Plan Administrator has specifically authorized severance benefits in accordance with the discretion granted to the Plan Administrator under Section 3.01 above);

(c)    The Executive is discharged from employment for Cause;
(d)    The Executive is terminated or separated for not returning, in a timely manner, from an approved leave of absence;
(e)    The Executive’s employment ends or is terminated because the Executive is physically or otherwise unable to perform the essential functions of his or her position, with or without any applicable reasonable accommodation;
(f)    The Executive’s employment terminates while receiving or seeking (or in connection with a condition or situation with respect to which the Executive has indicated an intention to or is otherwise likely to seek) payments or benefits under a program, policy, plan or a law that provides payments or benefits to an Executive unable to work because of illness, injury or disability;
(g)    The Executive is eligible to receive pay-in-lieu of notice, severance pay, termination pay or any other form of separation pay under any law;
(h)    The Executive is terminated in connection with the sale by the Company, or a subsidiary or affiliate of the Company, of all or part of a division, plant, facility, operation, product line or other unit, or the outsourcing or transfer of functions to a third party vendor, client, or other transferee, where the Executive is offered employment with the purchaser, vendor, client or other transferee with a starting date within 90 days of the Executive’s Termination Date;
(i)    The Executive’s employment is governed by an employment contract (in which case, the employment contract, and not this Plan, shall govern the severance benefits, if any, to be provided to the Executive); or
(j)    The Executive is eligible for benefits under any other severance plan, exit incentive plan, or reduction in force plan offered by the Company or a subsidiary or affiliate of the Company.
ARTICLE IV. AMOUNT OF SEVERANCE BENEFIT
Section 4.01. Basic Severance Benefit.
The “Basic Severance Benefit” for any Executive who becomes so entitled shall be an amount equal to four weeks of Base Salary. Payment of the Basic Severance Benefit will be in a single, lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings.

Section 4.02. Enhanced Severance Benefit.
(a)     In any case in which the Plan Administrator has authorized the payment of severance benefits and the Executive provides a Release and an Acknowledgement, in each case in a form prescribed by the Plan Administrator and acceptable to the Company, then in lieu of the Basic Severance Benefit described in Section 4.01, the Executive shall receive an “Enhanced Severance Benefit” described in Sections 4.02(b) and (c) below.
(b)    As an Enhanced Severance Benefit:
(i)    Executives at Level 19 and above will be eligible to receive an amount equal to 150% of the sum of (i) one year of Base Salary, plus (ii) the Executive’s target annual incentive opportunity in effect on the Termination Date.
(ii)    Executives at Level 18 will be eligible to receive an amount equal to (i) nine months of Base Salary plus (ii) the Executive’s target annual incentive opportunity in effect on the Termination Date.

The Enhanced Severance Benefit described in this Section 4.02(b) will be paid in accordance with the terms of Article V and in a single lump sum cash payment, less withholding of applicable income and payroll taxes and other authorized withholdings.
(c)    In addition, the Executive will be eligible to receive, as an Enhanced Severance Benefit, an annual incentive for the fiscal year during which the Termination Date occurs, determined as if the Executive had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to the Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Termination Date. The pro-rated annual incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the annual incentive plan for that fiscal year (upon the terms, and subject to the conditions, of the annual incentive plan but in no event later than two and one-half months after the fiscal year during which the Termination Date occurs).
Section 4.03. Reduction of Benefits.
To the extent permitted under Internal Revenue Code Section 409A, benefits under Section 4.01 or 4.02 will be reduced by the amount of any unpaid obligations that the Executive owes to the Company, a subsidiary or affiliate of the Company and any salary continuation during any notice period or other payments provided by the Company to the Executive pursuant to the Worker Adjustment Retraining and Notification Act or any national, state, local, provincial, municipal, or commonwealth equivalent. Severance pay will not be used or considered in the computation or accrual of benefits under any other plan.
ARTICLE V. PAYMENT OF BENEFITS
Section 5.01. Entitlement to Benefits.
An Executive becomes entitled to severance benefits under Article IV on the date that the Executive has satisfied all of the requirements for receiving a severance benefit (including the Executive’s execution of a Release and an Acknowledgement within 60 days after the Termination Date and the expiration of any revocation period that is provided in accordance with applicable law or such policies as may from time to time be adopted by the Plan Administrator). All payments shall be subject to income tax withholding and other appropriate deductions.
Section 5.02. Payment of Benefits.

Cash benefits under the Plan are intended to be separate payments that constitute “short-term deferrals” and “separation pay” that are exempt from the requirements of Internal Revenue Code Section 409A. Accordingly, payment of the Basic Severance Benefit under Section 4.01 and the Enhanced Severance Benefit under Section 4.02, to the extent applicable to the Executive, shall be completed by the later of (i) the 15th day of the third month following the end of the first taxable year in which the Executive becomes entitled to benefits under the Plan, or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the Executive becomes entitled to benefits under the Plan. The medical, dental and career transition benefits to which the Executive may become entitled under Section 4.04 are also intended to be exempt from Internal Revenue Code Section 409A, and the Plan Administrator (or its delegate) shall administer the Plan consistent with Internal Revenue Code Section 409A and the requirements for exemption of such benefits. The Plan Administrator may adopt additional rules and restrictions with respect to such benefits if the Plan Administrator determines that such rules and restrictions are necessary or appropriate in order to qualify (or continue to qualify) for exemption from Internal Revenue Code Section 409A.
To the extent that the Executive’s right to receive payments or benefits under this Plan constitutes a “deferral of compensation” within the meaning of Internal Revenue Code Section 409A, then notwithstanding anything contained in this Article V to the contrary, payments may only be made under this Plan upon a “separation from service” and upon an event and in a manner permitted by Internal Revenue Code Section 409A, to the extent applicable. In particular, any payment that, but for this sentence, would be payable to a “specified employee” before the date that is the first day of the seventh month following the month in which occurs the Executive’s “separation from service” within the meaning of Internal Revenue Code Section 409A, the payment shall be made on that date and not on the earlier date otherwise provided for in this Plan. Further, all reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Internal Revenue Code Section 409A and in no event may the Executive designate the year of payment for any amounts payable under the Plan. Provided further that in no event shall the timing of the Executive’s execution of the Release or an Acknowledgment, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release or Acknowledgment could be made in more than one taxable year, payment shall be made in the later taxable year. The Company makes no representation or warranty and shall have no liability to any Executive or any other person for any taxes or penalties imposed pursuant to Internal Revenue Code Section 409A.
ARTICLE VI. OTHER CONTINUED BENEFITS
Section 6.01.     Other Continued Benefits
    (a)     An Executive’s outstanding awards under the Visteon Corporation 2010 Incentive Plan, Visteon Corporation 2020 Incentive Plan and any successor plan thereto, shall be governed by the terms and conditions of each award or grant, and not by the terms of this Plan.
    (b)    An Executive who is eligible to receive retirement benefits under a retirement plan maintained by the Company or a subsidiary may apply for and commence retirement benefits in accordance with the terms and conditions of the applicable retirement plan. Retirement benefits are not governed by the terms of this Plan.

Section 6.02.     Other Continued Benefits for Executives who are not Officers

(a)An Executive who is not an Officer of the Company as defined in this Plan and who is eligible to receive Basic Severance Benefits or Enhanced Severance Benefits and who, on the Executive’s Termination Date, was covered under the Company’s employer sponsored group medical program is eligible to continue such group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects to continue medical coverage in accordance with COBRA and the Executive is entitled to an Enhanced Severance Benefit under Section 4.02, the Company will reimburse the Executive for the entire medical COBRA premium contribution for 9 months, which reimbursements will be included in the Executive’s income for tax purposes to the extent required by applicable law. The Company may withhold from any such reimbursement an amount sufficient to cover the amount of required taxes and withholding. After such period, the Executive may continue coverage for the remaining unused portion of the COBRA continuation period at his or her sole expense in accordance with the requirements of COBRA. Reimbursement by the Company of COBRA premium contributions will cease after 9 months or when the Executive becomes covered under another plan, whichever is earlier. Company reimbursements of COBRA premium contributions otherwise receivable by the Executive pursuant to this Section 6.02 (a) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by another employer during the 9 month period following the Executive’s Termination Date (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive). Termination of coverage or distribution of benefits will be in accordance with the terms of the applicable benefit plan, subject to any rights the Executive (and any qualified beneficiaries) have to elect continuation coverage under COBRA.
(b)The Company may, in its sole discretion, provide professional career transition services of the type and for the duration determined by the Plan Administrator.
Section 6.03.     Other Benefits for Officers
        (a) An Officer who is eligible to receive Basic Severance Benefits or Enhanced Severance Benefits and who, on the Officer’s Termination Date was covered under the Company’s employer sponsored group medical and/or dental programs is eligible to continue such group medical and/or dental coverage in accordance with COBRA. If the Officer elects to continue medical and dental coverage in accordance with COBRA and the Officer is entitled to an Enhanced Severance Benefit under Section 4.02, the Company will reimburse the Officer for the entire COBRA premium contribution for 18 months, which reimbursements will be included in the Officer’s income for tax purposes to the extent required by applicable law. The Company may withhold from any such reimbursement an amount sufficient to cover the amount of required taxes and withholding. Reimbursement by the Company of COBRA premium contributions will cease after 18 months or when the Officer becomes covered under another plan, whichever is earlier. Company reimbursements of COBRA premium contributions otherwise receivable by the Officer pursuant to this Section 6.03 (a) shall be reduced to the extent benefits of the same type are received by or made available to the Officer by another employer during the 18 month period following the Officer’s Termination Date (and any such benefits received by or made available to the Officer shall be reported to the Company by the Officer). Termination of coverage or distribution of benefits will be in accordance with the terms of the applicable benefit plan, subject to any rights the Officer (and any qualified beneficiaries) have to elect continuation coverage under COBRA.
    (b)    The Company will provide professional career transition services to assist an Officer entitled to an Enhanced Severance Benefit in the preparation for and execution of their job search, which services may include career counseling, assessment of interests and skills, development of job search tools such as resumes and cover letters, preparation of a job discovery strategy, and interview skills coaching. Unless otherwise determined by the Plan Administrator in its sole discretion, the amount expended by the Company with respect to career transition services pursuant to this Section 6.03(b) with respect to any one Officer will not exceed $50,000. Subject to that dollar limitation, the Company will pay for these services for twelve months or until the Officer becomes employed, whichever is earlier.
ARTICLE VII. CLAIMS PROCEDURE

Section 7.01. Claims Procedure.
    (a)     Claim for Benefits. Any Executive who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Plan Administrator (or, if applicable, the Plan Administrator’s delegate). Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Plan Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Plan Administrator (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Executive shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim and (v) an explanation of the Executive’s right to bring suit under ERISA following an adverse determination upon appeal.
(b)    Appeal. If an Executive wishes to appeal the denial of his or her claim, the Executive or his or her duly authorized representative shall file a written notice of appeal to the Plan Administrator (or, if applicable, the Plan Administrator’s delegate) within 90 days of receiving notice of the claim denial. In order that the Plan Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Plan Administrator shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Plan Administrator’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Executive’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
(c)    Claims Procedures Mandatory. The internal claims procedures set forth in this Article VII are mandatory. If the Executive fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Article VII, the denial of the claim shall become final and binding on all persons for all purposes.
(d)    Requirement to Exhaust Claims Procedure. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator (or, if applicable, the Plan Administrator's delegate). If the Executive or other interested person challenges a decision of the Plan Administrator, a review by the court of law shall be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Issues not raised with the Plan Administrator shall be deemed waived.
    (e)    Claims Deadline. After the Executive has exhausted the Plan’s claims and appeals procedure (but not before), the Executive may file a lawsuit in the United States District Court for the Eastern District of Michigan, which court shall have exclusive jurisdiction over such claims. An Executive must file a claim under the Plan’s claims and appeals procedure or any lawsuit by the “Claims Deadline,” which is 12 months after whichever of the following events happened first: (i) the Executive’s first benefit payment was made or should have been made; (ii) the Plan Administrator first denied the Executive’s claim; or (iii) the Executive first knew or should have known the important facts relating to his or her claim. An Executive is not permitted to bring a claim under the Plan’s claims and appeals procedure or file a lawsuit in court after the Claims Deadline. However, if an Executive starts the Plan’s claims and appeals procedure before the Claims Deadline and the Claims Deadline passes before the claims and appeals procedure is completed, the Claims Deadline shall be extended and the Executive may still file a lawsuit during the three-month period after the Plan Administrator sends the final notice denying the Executive’s claim.
Section 7.02. Plan Administration; Standard of Review.
The Plan Administrator is the administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA and is vested with the discretionary authority and control to determine eligibility for coverage and benefits (including the discretion to make factual findings and to resolve disputed issues of fact) and to construe, interpret, and administer the terms of the Plan, to correct deficiencies therein, and to apply omissions; any such determination or construction shall be final and binding on all parties unless arbitrary or capricious.
To the extent that the Plan Administrator has appointed a delegate or delegates to administer the claims procedure, any such determination or construction of the delegate shall be final and binding on all parties to the same extent as if made by the Plan Administrator.
Section 7.03. Delegation to the Chief Human Resource Officer.
Subject to such limits as the Plan Administrator may from time to time prescribe, the Company’s Chief Human Resources Officer may exercise any of the authority and discretion granted to the Plan Administrator hereunder, provided that the Chief Human Resource Officer shall not exercise any authority and responsibility with respect to non-ministerial matters affecting the Chief Human Resource Officer.
ARTICLE VIII. AMENDMENT AND TERMINATION OF THE PLAN
Section 8.01. Right to Amend and Terminate the Plan.
Except as provided below, the Company reserves the right, by action of the Plan Administrator, to amend, modify or terminate the Plan in whole or in part, at any time, and for any reason, in its sole discretion, without prior notice to Executives.
No amendment, modification or termination of the Plan shall have the effect of reducing the eligibility for severance benefits (or the amount thereof) for any Executive who ceases to be employed by the Company or any subsidiary of the Company before the first anniversary of the date on which the Plan Administrator takes formal action to effect that amendment, modification or termination.

ARTICLE IX. ACKNOWLEDGEMENT AND RESTRICTIVE COVENANTS
Section 9.01. Application of Article IX.
This Article IX applies to any (i) Officer; or (ii) Executive; who (iii) signs and delivers to the Company a Release and an Acknowledgment as contemplated by Section 4.02, as the case may be. The Officer’s or Executive’s right to receive Enhanced Severance Benefits under Article IV shall be contingent on the Officer or Executive signing a Release and an Acknowledgement that the Officer or Executive is subject to and obligated to comply with the provisions of this Article IX.
Section 9.02. Non-Compete and Non-Solicitation Obligations
(a)“Competition” by the Officer or Executive means engaging in, or otherwise directly or indirectly being employed by or acting as a consultant to, or being a director, officer, employee, principal, agent, shareholder, member, owner or partner of, anywhere in the world that competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Agreement for the Officer or Executive to become the registered or beneficial owner of up to five percent (5%) of any class of share of any entity in Competition with the Company that is publicly traded on a recognized domestic or foreign securities exchange, provided that the Officer or Executive does not otherwise participate in the Business of such corporation.
(b)“Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules, electronic technology and other products and services that the Company engages in, or is preparing to become engaged in, at the time of the Participant’s termination.
(c)The Officer or Executive agrees that, for a period of 12 months after the Termination Date, the Officer or Executive will not directly or indirectly engage in Competition with the Company.
(d)The Officer or Executive agrees that, for a period of 12 months after the Termination Date, the Officer or Executive will not directly or indirectly: (i) solicit for the Officer’s or Executive’s benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business from any customer that is doing business with the Company or that did business with the Company in the six months before the termination of the Officer’s or Executive’s employment; (ii) solicit for the Officer’s or Executive’s benefit or the benefit of any other person or entity from any known potential customer of the Company, business of the same or of a similar nature to the Business; (iii) otherwise interfere with the Business of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any supplier to the Company during the period of the Officer’s or Executive’s employment; or (iv) solicit for the Officer’s or Executive’s benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was employed or engaged by the Company during the period of the Officer’s or Executive’s employment.
(e)The Officer or Executive acknowledges that the Company would suffer irreparable harm if the Officer or Executive fails to comply with this Section 9.02, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys' fees. The Officer or Executive further acknowledges that enforcement of the covenants in this Section 9.02 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the Business of the Company, the restrictions set forth herein are reasonable as to geography, duration and scope.

Section 9.03. Confidential Information.
The Officer or Executive will not, at any time after the termination of the Officer’s or Executive’s employment with the Company, divulge, furnish or make available to any person any confidential knowledge, information or materials, whether tangible or intangible, regarding proprietary matters relating to the Company, including, without limitation, trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (a) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Officer or Executive not permitted hereunder, and (b) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Officer or Executive to divulge, disclose or make accessible such information.
Section 9.04. Non-Disparagement.
The Officer or Executive will not, at any time after the termination of the Executive’s employment with the Company, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its Executives, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The obligation set forth in this Section 9.04 does not, in any way, restrict or impede the Officer or Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Officer or Executive shall promptly provide written notice of any such order to the Board of Directors of the Company and to the Company’s General Counsel.
Section 9.05. Return of Company Property.
The Officer or Executive shall return to the Company or its subsidiaries or affiliates any and all property of the Company or its subsidiaries or affiliates as may be held by the Executive.
ARTICLE X. MISCELLANEOUS PROVISIONS
Section 10.01. Non-Guarantee of Employment or Other Benefits.
Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of any benefits hereunder shall be construed as giving any person any legal or equitable right against the Company, a subsidiary or affiliate of the Company, or the Plan Administrator, or the right to payment of any benefits (other than those specifically provided herein), or as giving any person the right to be retained in the service of the Company or a subsidiary or affiliate of the Company.

Section 10.02. Assignment and Alienation; Participant Rights Unsecured.
The right of an Executive to receive severance benefits hereunder shall be an unsecured claim, and the Executive shall not have any rights in or against any specific assets of the Company. The Plan has no trustee and is administered by the Plan Administrator. The right of an Executive to payment of benefits under this Plan shall not be subject to attachment or garnishment (except as otherwise provided in the Plan) and may not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of an Executive under this Plan are exercisable during the Executive’s lifetime only by the Executive or the Executive’s guardian or legal representative.
Section 10.03.    Tax Withholding
    The Company may withhold from any and all amounts payable under the Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
Section 10.04.    Other Benefits.
    The payment of severance benefits under the Plan shall not be taken into account to increase any benefits provided (or continue coverage) under any other plan or policy of the Company or its Affiliates, except as otherwise specifically provided in such other plan or policy. The payment of severance benefits under the Plan shall not cause any individual to be deemed an employee of the Company for purposes of participation or accrual of benefits under any other plan or program of employee benefits sponsored by the Company or its Affiliates.
Section 10.05.    Severability of Provisions.
If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
Section 10.06.    Successors, Heirs, Assigns, and Personal Representatives.
This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future.
Section 10.07.    Status of the Plan.
This Plan is intended to be (i) an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, (ii) a “separation pay plan” under Internal Revenue Code Section 409A, in accordance with the regulations issued thereunder, to the extent applicable, and (iii) exempt from the substantive provisions of ERISA as an unfunded plan maintained for the purposes of providing benefits for “a select group of management or highly compensated employees” under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA (i.e., a “top hat” plan), and will be maintained, interpreted, and administered accordingly. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan and the Release and Acknowledgment.
Section 10.08.    Confidentiality.
Nothing in the Plan restricts or prohibits an Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. An Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. An Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators.
Section 10.09.    Trade Secrets.
Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in the Plan is intended in any way to limit such statutory rights.
Section 10.10.    Controlling Law.
This Plan shall be construed and enforced according to the laws of the State of Michigan, to the extent not preempted by Federal law, without giving effect to any Michigan choice of law provisions.
The undersigned, on behalf of the Company, has executed this Plan effective January 1, 2021.
VISTEON CORPORATION
_________________________________
Kristin Trecker
Chief Human Resources Officer